Exhibit 99.1

MARTEN TRANSPORT ANNOUNCES FOURTH QUARTER AND
YEAR END RESULTS

MONDOVI, Wis., January 26, 2010 (GLOBE NEWSWIRE) — Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today its financial and operating results for the quarter and year ended December 31, 2009.

For the fourth quarter of 2009, net income was $4.3 million, or 19 cents per diluted share, compared with $3.5 million, or 16 cents per diluted share, for the third quarter of 2009 and $5.8 million, or 27 cents per diluted share, for the fourth quarter of 2008.  For 2009, net income was $16.3 million, or 74 cents per diluted share, compared with $18.1 million, or 82 cents per diluted share, for 2008.

Operating revenue, consisting of revenue from truckload and logistics operations, decreased 8.3% to $128.7 million in the fourth quarter of 2009 from $140.4 million in the 2008 quarter and decreased 16.7% to $505.9 million in 2009 from $607.1 million in 2008. Operating revenue, net of fuel surcharge revenue, decreased 4.3% to $112.1 million in the 2009 quarter from $117.1 million in the 2008 quarter and decreased 5.1% to $450.1 million in 2009 from $474.5 million in 2008, primarily due to a decrease in average miles per tractor.  Operating revenue was adversely impacted by the exceptionally challenging operating environment with reduced freight demand, excess capacity and an unprecedented increase in renegotiated shipper bid packages during 2009 resulting in an unfavorable rate environment. The decreases in operating revenue were also due to fuel surcharge revenue decreasing to $16.6 million in the quarter from $23.2 million in the 2008 quarter and to $55.7 million in 2009 from $132.6 million in 2008, caused by significantly lower fuel prices in the 2009 periods.

Operating expenses decreased 7.3% to $120.7 million in the fourth quarter of 2009 from $130.1 million in the 2008 quarter and decreased 17.0% to $476.5 million in 2009 from $574.4 million in 2008. The operating expense decreases were primarily due to decreases in fuel and fuel taxes in 2009, and, to a lesser extent, the 2009 quarter. Fuel and fuel taxes decreased 12.2% to $27.2 million in the fourth quarter of 2009 from $31.0 million in the 2008 quarter and decreased 43.2% to $99.9 million in 2009 from $175.9 million in 2008. This improvement was primarily attributable to significantly lower fuel prices and fewer miles driven in the 2009 periods, and to a continued emphasis on controlling tractor and trailer fuel costs.

Marten’s operating ratio (operating expenses as a percentage of operating revenue) was 93.7% for the fourth quarter of 2009 compared with 92.7% for the same quarter of 2008 and improved to 94.2% for 2009 from 94.6% for 2008.

Chairman and Chief Executive Officer Randolph L. Marten said, “We are encouraged by our increased profitability from this year’s third quarter, despite a 5.3% increase in the average cost of fuel.  We were able to achieve this by improving our average truckload revenue per tractor per week and by our continued progress in managing our operating costs.  We believe that many of the benefits of our strategic initiatives, which include a transformation to a more regional network from our traditional long-haul business and further expansion into the temperature-controlled intermodal market, will be more pronounced as demand increases.  We believe that this transformation of our services along with our competitive position, cost control emphasis, modern fleet and strong balance sheet position us well for growth.

“Our logistics business continued to expand at a rapid pace. Logistics revenue, net of intermodal fuel surcharges, grew to $27.9 million in the fourth quarter, an increase of 23.5% from $22.6 million for the 2008 quarter. For the year, logistics revenue, net of intermodal fuel surcharges, grew 14.4% to $103.2 million, compared with $90.2 million in 2008. Logistics revenue consists of revenue from our internal brokerage and intermodal operations and revenue associated with our 45% interest in MW Logistics, LLC, a third-party provider of logistics services.

“Lastly, I want to recognize the efforts of our employees, who remain one of Marten’s key strategic strengths and who solidly executed our business model within this difficult economy.”

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States. Marten specializes in transporting and distributing food and other consumer packaged goods that require a temperature-controlled or insulated environment. Marten offers service in the United States, Canada and Mexico, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including that the Company is well-positioned for growth. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially from those expressed in such forward-looking statements. Important factors known to the Company that could cause actual results to differ materially from those discussed in the forward-looking statements are discussed in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Tim Kohl, President, and Jim Hinnendael, Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31,	December 31,
(In thousands, except share information)	2009	2008
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$5,410	$2,395
Marketable securities	118	2,604
Receivables:
Trade, net	45,434	50,143
Other	4,382	7,385
Prepaid expenses and other	12,328	13,705
Deferred income taxes	5,172	6,140
Total current assets	72,844	82,372
Property and equipment:
Revenue equipment, buildings and land, office equipment and other	491,127	451,172
Accumulated depreciation	(149,670)	(136,871)
Net property and equipment	341,457	314,301
Other assets	537	770
TOTAL ASSETS	$414,838	$397,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$1,671	$1,807
Accounts payable and accrued liabilities	31,896	32,894
Insurance and claims accruals	19,222	21,386
Current maturities of long-term debt	1,428	1,428
Total current liabilities	54,217	57,515
Long-term debt, less current maturities	71	1,429
Deferred income taxes	85,643	81,048
Total liabilities	139,931	139,992

Stockholders’ equity:
Marten Transport, Ltd. stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 21,885,073 shares at December 31, 2009, and 21,830,071 shares at December 31, 2008, issued and outstanding	219	218
Additional paid-in capital	76,477	75,305
Retained earnings	196,480	180,213
Total Marten Transport, Ltd. stockholders’ equity	273,176	255,736
Noncontrolling interest	1,731	1,715
Total stockholders’ equity	274,907	257,451
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$414,838	$397,443

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months		Year
	Ended December 31,		Ended December 31,
(In thousands, except per share information)	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)

OPERATING REVENUE	$128,720	$140,354	$505,874	$607,099

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	32,634	38,294	138,752	152,616
Purchased transportation	28,700	24,761	106,577	113,175
Fuel and fuel taxes	27,180	30,963	99,898	175,892
Supplies and maintenance	9,217	10,080	38,223	38,378
Depreciation	12,978	13,001	53,069	49,705
Operating taxes and licenses	1,703	1,667	6,672	6,729
Insurance and claims	4,341	7,421	19,896	25,409
Communications and utilities	1,092	1,033	4,170	3,740
Gain on disposition of revenue equipment	(35)	(225)	(1,630)	(2,664)
Other	2,841	3,092	10,888	11,414

Total operating expenses	120,651	130,087	476,515	574,394

OPERATING INCOME	8,069	10,267	29,359	32,705

OTHER EXPENSES (INCOME):
Interest expense	36	110	169	1,142
Interest income	(23)	(32)	(137)	(184)
	13	78	32	958
INCOME BEFORE INCOME TAXES	8,056	10,189	29,327	31,747
Less: Income before income taxes attributable to noncontrolling interest	230	198	584	1,120

INCOME BEFORE INCOME TAXES ATTRIBUTABLE TO MARTEN TRANSPORT, LTD.	7,826	9,991	28,743	30,627

PROVISION FOR INCOME TAXES	3,561	4,169	12,476	12,556

NET INCOME	$4,265	$5,822	$16,267	$18,071

BASIC EARNINGS PER COMMON SHARE	$0.19	$0.27	$0.74	$0.83

DILUTED EARNINGS PER COMMON SHARE	$0.19	$0.27	$0.74	$0.82

MARTEN TRANSPORT, LTD.

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended December 31,		Dollar Change Three Months Ended December 31,	Percentage Change Three Months Ended December 31,
(Dollars in thousands)	2009	2008	2009 vs. 2008	2009 vs. 2008
Operating revenue:
Truckload revenue, net of fuel surcharge revenue	$84,155	$94,527	$(10,372)	(11.0)%
Truckload fuel surcharge revenue	14,747	21,414	(6,667)	(31.1)
Total Truckload revenue	98,902	115,941	(17,039)	(14.7)

Logistics revenue, net of intermodal fuel surcharge revenue	27,929	22,611	5,318	23.5
Intermodal fuel surcharge revenue	1,889	1,802	87	4.8
Total Logistics revenue	29,818	24,413	5,405	22.1

Total operating revenue	$128,720	$140,354	$(11,634)	(8.3)%

Operating income:
Truckload	$6,250	$9,075	$(2,825)	(31.1)%
Logistics	1,819	1,192	627	52.6
Total operating income	$8,069	$10,267	$(2,198)	(21.4)%

Operating ratio:
Truckload	93.7%	92.2%		1.6%
Logistics	93.9	95.1		(1.3)
Consolidated operating ratio	93.7%	92.7%		1.1%

MARTEN TRANSPORT, LTD.

SEGMENT INFORMATION

(Unaudited)

	Year Ended December 31,		Dollar Change Year Ended December 31,	Percentage Change Year Ended December 31,
(Dollars in thousands)	2009	2008	2009 vs. 2008	2009 vs. 2008
Operating revenue:
Truckload revenue, net of fuel surcharge revenue	$346,983	$384,264	$(37,281)	(9.7)%
Truckload fuel surcharge revenue	49,812	123,922	(74,110)	(59.8)
Total Truckload revenue	396,795	508,186	(111,391)	(21.9)

Logistics revenue, net of intermodal fuel surcharge revenue	103,166	90,194	12,972	14.4
Intermodal fuel surcharge revenue	5,913	8,719	(2,806)	(32.2)
Total Logistics revenue	109,079	98,913	10,166	10.3

Total operating revenue	$505,874	$607,099	$(101,225)	(16.7)%

Operating income:
Truckload	$22,827	$26,055	$(3,228)	(12.4)%
Logistics	6,532	6,650	(118)	(1.8)
Total operating income	$29,359	$32,705	$(3,346)	(10.2)%

Operating ratio:
Truckload	94.2%	94.9%		(0.7)%
Logistics	94.0	93.3		0.8
Consolidated operating ratio	94.2%	94.6%		(0.4)%

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Truckload Segment:
Revenue (in thousands)	$98,902	$115,941	$396,795	$508,186
Average truckload revenue, net of fuel surcharges, per tractor per week(1)	$2,841	$3,058	$2,822	$3,124
Average tractors (1)	2,254	2,352	2,358	2,352
Average miles per trip	706	824	761	853
Non-revenue miles percentage(2)	9.2%	8.6%	9.2%	8.1%
Total miles — company-employed drivers (in thousands)	50,407	55,249	206,894	222,043
Total miles — independent contractors (in thousands)	5,307	6,023	23,415	32,081

Logistics Segment:
Brokerage:
Marten Transport
Revenue (in thousands)	$9,897	$6,381	$35,014	$24,746
Loads	5,364	3,146	18,932	11,621
MWL
Revenue (in thousands)	$8,797	$8,321	$32,160	$37,569
Loads	4,274	4,188	17,868	18,789
Intermodal:
Revenue (in thousands)	$11,124	$9,711	$41,905	$36,598
Loads	4,852	3,350	18,090	11,513
Average tractors	66	62	62	53

At December 31, 2009, and December 31, 2008:
Total tractors(1)	2,264	2,376
Average age of company tractors (in years)	2.4	2.2
Total trailers	3,958	4,218
Average age of company trailers (in years)	3.4	3.1
Ratio of trailers to tractors(1)	1.7	1.8

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2009	2008	2009	2008

Net cash provided by operating activities	$18,479	$26,810	$81,686	$77,044
Net cash used for investing activities	21,055	22,694	77,164	37,602

Weighted average shares outstanding:
Basic	21,885	21,830	21,870	21,787
Diluted	21,987	21,954	21,984	21,931

(1)	Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 177 and 188 tractors as of December 31, 2009, and 2008, respectively.

(2)	Represents the percentage of miles for which the company is not compensated.